UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

April 27, 2005

Ask Jeeves, Inc.

(Exact Name of Registrant As Specified in its Charter)

Delaware	000-26521	94-3334199

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

555 12th Street, Suite 500 Oakland, California 94607

(Address of Principal Executive Offices) (Zip Code)

(510) 985-7400

(Registrant’s telephone number, including area code)

not applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐    Written communications pursuant to Rule 425 under the Securities Act;

     ☒    Soliciting material pursuant to Rule 14a-12 under the Exchange Act;

     ☐    Pre-announcement communications pursuant to Rule 14d-2(b) under the Exchange Act;

     ☐    Pre-announcement communications pursuant to Rule 13e-4(c) under the Exchange Act;

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
EXHIBIT INDEX

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

First Quarter 2005 Earnings Announcement

     On April 27, 2005 Ask Jeeves, Inc. (“we” or “Ask Jeeves”) issued a press release reporting first quarter 2005 consolidated financial results. A copy of the press release is attached to this report as Exhibit 99.1 and is incorporated by reference herein in its entirety.

     As previously announced, Ask Jeeves’ management intends to hold a conference call to discuss these financial results and its business outlook. The conference call is scheduled to begin at 5 p.m. Eastern time on Wednesday, April 27, 2005. A live Web cast of the conference call will be available on the “Investors” section of Ask Jeeves’ Web site (http:// www.irconnect.com/askjinc/index.html).

     Key operational metric data and other financial and statistical information not included in the earnings release may be discussed on the call and will be posted on the above Web site before the call begins. (The pro forma financial data in this posting will be accompanied by reconciliations to GAAP results, as discussed below.) This posting, along with the Web cast, will be archived on the same Web site under the sub-category “Earnings Releases” for at least three months.

Explanatory Note regarding Pro Forma Information

     In addition to financial measures prepared in accordance with generally accepted accounting principles, or GAAP, Ask Jeeves’ earnings release contains pro forma income measures. The tables attached to the earnings release also (a) present pro forma EBITDA and (b) include a pro forma condensed consolidated statement of operations which shows each pro forma component of pro forma income. These pro forma metrics were not prepared in accordance with GAAP and might be calculated differently than similarly-titled pro forma measures presented by other companies. In calculating pro forma income, Ask Jeeves adjusted its GAAP-basis net income to exclude the effects of amortization of other assets and other items which management believes do not reflect Ask Jeeves’ core business performance, as listed on the reconciliation table attached to this report. In calculating pro forma EBITDA, Ask Jeeves further adjusts pro forma income to exclude income tax provision, net interest and other income and depreciation. Attached to the earnings release are reconciliation tables explaining how these pro forma measures are derived from the most directly comparable GAAP measures. The attached pro forma condensed consolidated statement of operations presents a complementary explanation of how Ask Jeeves calculated pro forma income.

     Ask Jeeves’ management believes that the presentations of pro forma income and pro forma EBITDA (as well as the pro forma statement of operations) are useful to investors and other interested persons because those metrics exclude items which management believes are less directly attributable (than the included items) to the underlying performance of what Ask Jeeves considers to be its core business operations and, thus, the pro forma presentations provide additional insights into Ask Jeeves’ core operating results. In addition, Ask Jeeves has provided similar pro forma income (loss) metrics in previous earnings releases and believes that investors and other interested persons will find the current pro forma data useful for comparing the Company’s current report with its prior reports. Management refers to these pro forma measures to facilitate internal comparisons between the reporting periods, in making operating decisions and for budget planning purposes.

2

     There are limitations associated with Ask Jeeves’ approach to calculating pro forma metrics. For example under Ask Jeeves’ approach, pro forma metrics do not reflect (a) amortization of stock based compensation, (b) amortization of other intangible assets, (c) transaction costs related to merger and acquisition activities that did not (or have not yet) come to fruition, (d) the write-off of obsolete equipment, (e) gains on joint venture acquisitions or dissolutions, (f) restructuring costs from corporate downsizing or (g) realized gains or losses on investments, disposals of assets or foreign exchange transactions. In any given reporting period, some or all of those items will cause pro forma results to differ from GAAP results. As mentioned above, Ask Jeeves’ earnings release includes a table reconciling the non-GAAP measures presented therein with the most directly comparable GAAP measures, as required by SEC rules regarding the use of non-GAAP financial measures. Please refer to the table for a description of the extent to which each of the above exclusions caused pro forma results for the period to differ from GAAP results for the period. In the case of forward-looking pro forma data, Ask Jeeves’ earnings release describes the primary cause of the difference between the forward-looking pro forma guidance and projected GAAP results. It would be impractical for Ask Jeeves to supply a more-detailed reconciliation in the case of forward-looking pro forma guidance because the necessary information is not available. Forward-looking guidance does not, of course, reflect any effect that currently unanticipated events might have on Ask Jeeves’ financial performance for the projected periods. As a result of these limitations, Ask Jeeves’ pro forma measures should be considered in addition to, not as a substitute for, nor superior to, measures of financial performance that are prepared in accordance with GAAP.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits.

     Exhibit 99.1, as listed on the Exhibit Index (following this Report’s signature page), is furnished with this Report.

     This Report on Form 8-K is being furnished to the Commission pursuant to General Instruction B.2 of Form 8-K; neither the exhibit nor any of the other information in this Report shall be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, except to the extent Ask Jeeves may expressly incorporate this report (or specified portions hereof) into a filing under the Securities Act of 1933, as amended, or the Exchange Act.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ASK JEEVES, INC. (Registrant)
Date: April 27, 2005	By:	/s/ Brett M. Robertson
Brett M. Robertson
EVP, General Counsel and Secretary

3

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Ask Jeeves, Inc., dated April 27, 2005

4

Exhibit 99.1
2005 Q1 Earnings Release

Contacts:

Heather Staples Ask Jeeves Corporate Communications 510-985-7610 heather@askjeeves.com	Derrick Nueman Ask Jeeves Investor Relations 510-985-7485 dnueman@askjeeves.com

Ask Jeeves Reports First Quarter Results

-Ask Jeeves posts first quarter revenues of $94.9 million-

-First quarter pro forma income of $0.37 per share-

-First quarter GAAP net income of $0.26 per share-

OAKLAND, Calif., April 27, 2005 — Ask Jeeves, Inc. (Nasdaq: ASKJ; the “Company”) today reported results for the first quarter 2005.

Revenues for the quarter ended March 31, 2005 were $94.9 million. These first quarter results represent 142% growth over revenues of $39.2 million for the comparable year-ago quarter.

“Ask Jeeves achieved another record quarter, building strong momentum for the rest of 2005 and beyond,” said Steve Berkowitz, CEO of Ask Jeeves, Inc. “Our flagship Ask Jeeves site had more unique users than ever before and our Fun Web Products business had its best quarter ever. We acquired Bloglines, the market leading RSS aggregator, and sharpened our core differentiation with advancements in our proprietary algorithmic search technology. We believe our progress underscores that we have strong strategic assets in place to continue to grow market share in the fast-growing search market.”

Pro forma income for the first quarter was $25.8 million, or $0.37 per share. For the comparable year-ago quarter, Ask Jeeves’ pro forma income was $13.5 million, or $0.23 per share. Pro forma results contained in this release exclude items described below and should be evaluated in light of the Company’s financial results prepared in accordance with GAAP. Under GAAP, Ask Jeeves’ net income for the first quarter of 2005 was $18.1 million, or $0.26 per share. This compares to net income on a GAAP basis of $13.4 million, or $0.23 per share, for the comparable year-ago quarter. Cash, cash equivalents and marketable securities totaled $109.9 million on March 31, 2005. Ask Jeeves completed its acquisition of Interactive Search Holdings, Inc. (“ISH”) on May 6, 2004. Accordingly, the Company’s results include the financial results of the ISH properties after the closing date.

Business Outlook

The following business outlook contains forward-looking statements describing management’s current expectations for the future. The matters discussed in these forward-looking statements are subject to numerous assumptions, risks and uncertainties, some of which are listed or referred to in the cautionary note below. The business outlook is stated on a stand-alone basis, without adjustment for the Company’s pending acquisition by IAC.

“We are very pleased with our first quarter results. We had record revenues, earnings and traffic,” said Steve Sordello, CFO of Ask Jeeves, Inc. “Driven by strong query growth, our search revenue grew 16% sequentially. This is particularly exciting as we are just beginning to expand into the large global search market. We are projecting continued strong financial growth while investing more in key areas such as marketing and the user-experience for even greater growth in 2006.”

Second Quarter 2005

For the second quarter of 2005, Ask Jeeves anticipates revenues of $94 million and pro forma income of approximately $21.5 million, or $0.31 per share. Ask Jeeves anticipates that GAAP net income for the second quarter will be $0.21 per share. The anticipated difference between second quarter GAAP basis net income and pro forma income results primarily from non-cash amortization of intangible assets. The earnings per share forecast assumes a share count of 69.5 million shares.

2005 Business Outlook

For the full year, Ask Jeeves currently anticipates revenues of approximately $380 to $395 million and pro forma income of approximately $1.30 to $1.45 per share. GAAP net income is expected to be $0.90 to $1.05 per share. The anticipated difference between full-year 2005 GAAP basis net income and pro forma income results primarily from non-cash amortization of intangible assets. The earnings per share forecast assumes a share count of 70.0 million shares.

Pro Forma Results

Ask Jeeves’ pro forma results are calculated by adjusting GAAP net income to exclude the effects of items that management believes are not directly related to the underlying performance of Ask Jeeves’ core business operations. A table reconciling the Company’s pro forma income to GAAP net income is included with the condensed consolidated financial statements attached to this release. The principal differences between the Company’s pro forma and GAAP results are the exclusion of amortization of intangible and other assets and stock-based compensation. Please refer to the reconciliation table for a full list of the adjustments. Ask Jeeves’ pro forma measures may be different from pro forma measures used or reported by other companies, and should be considered in addition to and not as a substitute for nor superior to measures of financial performance prepared in accordance with GAAP.

Pending Acquisition by IAC

On March 21, 2005 Ask Jeeves signed an agreement to be acquired by IAC/Interactive Corp. (Nasdaq:IACI; “IAC”). Under the agreement, which is subject to approval by Ask Jeeves’ stockholders and other customary conditions, Ask Jeeves will merge with a newly formed subsidiary of IAC and Ask Jeeves stockholders will receive 1.2668 shares of IAC common stock for each share they hold of Ask Jeeves common stock at the time of the merger. Ask Jeeves will survive the merger as a wholly-owned subsidiary of IAC. The transaction is currently expected to close late in the second quarter or early in the third quarter.

More information about the proposed merger will be set forth in a combined proxy statement/prospectus that will be mailed to Ask Jeeves stockholders prior to a special meeting of Ask Jeeves stockholders at which stockholder approval of the merger will be sought.

Conference Call Scheduled for 5 p.m. Eastern time on April 27, 2005

Ask Jeeves will hold a conference call to discuss its first quarter 2005 results, and its business outlook for the second quarter and the year 2005, at 5 p.m. Eastern time on April 27, 2005. A more-detailed outlook will be presented on the call than is contained in this release. Interested persons can listen to a live broadcast of the conference call on the “Investors” section of Ask Jeeves’ Web site (http://www.irconnect.com/askjinc/index.html). To listen to the live call, go to the Web site at least fifteen minutes prior to the start time to download and install the necessary audio software. For those unable to listen to the live broadcast, a replay will be available one hour after the conclusion of the call at the same site, under the sub-category “Earnings Releases” for a period of at least three months. The financial and statistical information to be discussed during the conference call will also be posted on Ask Jeeves’ Web site at the above address.

Cautionary Note Regarding Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the future are forward-looking statements, including those regarding the Company’s expectations or potential for future growth, the proposed merger with IAC, expectations regarding future or anticipated events or developments, and all financial forecasts, including those regarding revenue and productivity metrics, cash flow, net income, pro forma income, revenue growth and pro forma earnings per share of the Company. The forward-looking statements in this press release are subject to numerous assumptions, risks and other uncertainties and are based on limited information available to Ask Jeeves at this time, which is subject to change. Ask Jeeves’ actual results in the future may differ materially from management’s current expectations. Although management’s expectations and the information known or available to management may change after the date of this release, Ask Jeeves undertakes no obligation to revise or update the guidance or other statements made above. The lack of any revision or update is not meant to imply continued affirmation of guidance or other forward-looking statements.

Factors that might cause or contribute to actual results differing from forward-looking statements include, but are not limited to: Ask Jeeves’ dependence on a third-party paid placement provider; the risk that the proposed IAC merger might not close; the risk that acquisitions (including the IAC merger) might not be integrated successfully or yield expected benefits or synergies; the risk of further vertical consolidation in the Internet search and keyword advertising markets; risks associated with rapid technological change; risks that innovations by competitors might cause Ask Jeeves’ user base to migrate to other search engines, or that Ask Jeeves search volume might otherwise decline; risks associated with relying on third parties for search toolbar distribution; the risk that companies’ internet advertising budgets might contract or grow at a slower pace; Ask Jeeves’ dependence on third parties for some types of content, distribution and advertising delivery; potential lack of market acceptance of Ask Jeeves’ advertising products; introduction of new advertising products or search technologies by competitors; declines in the average selling price of Ask Jeeves’ advertising products; and adverse economic conditions in any of the major countries or markets in which Ask Jeeves does business or to which its Web content is targeted. As a relatively short announcement, this press release cannot present a full discussion of all relevant risks. Further information on risk factors that could affect Ask Jeeves’ financial results is included in its most recent Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Ask Jeeves encourages investors to read all of the disclosures in its SEC filings for a broader discussion of important factors that may be material to investors and may affect Ask Jeeves’ business, financial condition and results of operations.

About Ask Jeeves, Inc.

As the 6th largest global web property (ComScore Media Metrix, March 2005), Ask Jeeves Inc. delivers world-class information retrieval products through a diverse portfolio of Web sites, portals and downloadable applications. Ask Jeeves’ search and search-based portal brands include: Ask Jeeves (Ask.com, Ask.co.uk and es.Ask.com), the Ask Jeeves Japan joint venture (Ask.jp), Ask Jeeves for Kids (AJKids.com), Bloglines (bloglines.com), Excite (excite.com), iWon (iwon.com), My Way (myway.com) and Fun Web Products (funwebproducts.com). Additionally, Ask Jeeves owns the differentiated search technology Teoma, as well as natural language processing, portal and ad-serving technologies. Ask Jeeves generates revenue from advertisers seeking to reach the company’s broad-based online audience. Founded in 1996, Ask Jeeves has been a publicly traded company on the Nasdaq National Market since July 1999. Its headquarters are located in Oakland, California, with offices throughout the United States, as well as in Europe and Asia. For more information, visit http://www.Ask.com.

Where to Find Additional Information

IAC has filed a registration statement with the SEC that includes a combined proxy statement/prospectus of Ask Jeeves and IAC and other relevant documents relating to the proposed merger, including the merger agreement. Ask Jeeves stockholders should read the proxy statement/prospectus and other relevant materials as they become available, because they contain important information about Ask Jeeves, IAC and the proposed merger.

In addition to the merger filings described above, Ask Jeeves and IAC file annual, quarterly and current reports, proxy statements and other information with the SEC. The proxy statement/prospectus and other relevant materials, and any other documents filed with the SEC by Ask Jeeves or IAC are available without charge at the SEC’s Website at http://www.sec.gov, or from the companies’ Websites, at http://www.Ask.com and http://www.iac.com, respectively.

Ask Jeeves, IAC and their respective officers and directors may be deemed to be participants in the solicitation of proxies from Ask Jeeves stockholders in connection with the proposed merger. Certain interests of the directors and executive officers of Ask Jeeves and the directors and executive officers of IAC are described in the combined proxy statement/prospectus described above.

NOTE: Ask Jeeves, AJinteractive, Ask.com, Teoma, Fun Web Products, My Way, My Search, My Web Search, iWon, Excite and Bloglines are trademarks or registered trademarks of Ask Jeeves, Inc.

ASK JEEVES, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended
	(unaudited)
	March 31, 2005		March 31, 2004
Revenues	$94,861	100.0%	$39,229	100.0%

Cost of revenues	25,887	27.3%	5,795	14.8%

Gross profit	68,974	72.7%	33,434	85.2%

Operating expenses:
Product development	8,573	9.0%	4,753	12.1%
Sales and marketing	26,106	27.5%	9,164	23.4%
General and administrative	8,273	8.7%	5,337	13.6%

Total pro forma operating expenses	42,952	45.2%	19,254	49.1%

Pro forma operating income	26,022	27.5%	14,180	36.1%

Interest and other income, net	349	0.4%	439	1.1%

Pro forma income before income tax provision	26,371	27.9%	14,619	37.2%

Income tax provision	529	0.6%	1,100	2.8%

Pro forma income	$25,842	27.3%	$13,519	34.4%

Basic pro forma income per share	$0.44		$0.29

Weighted average shares outstanding used in computing basic pro forma income per share	58,784,772		46,885,863

Diluted pro forma income per share	$0.37		$0.23

Weighted average shares outstanding used in computing diluted pro forma income per share	69,119,378		59,370,727

Revenues from related parties	$—		$1,131

RECONCILIATION OF PRO FORMA INCOME TO GAAP INCOME

Pro forma income	$25,842		$13,519
Cost of revenues (1)	(88)		—
Amortization of intangible assets (2)	(3,734)		(275)

	(3,822)		(275)
Product development (1)	(52)		—
Sales and marketing (1)	(150)		—
General and administrative (1)	(41)		—
Amortization of intangible assets (2)	—		(7)
Transaction costs (3)	(654)		—

	(695)		(7)

Amortization of intangible assets (2)	(3,329)		—
Interest and other income, net (4)	347		142

Net income	$18,141		$13,379

Notes:
(1).	Adjustments relate to amortization of stock based compensation.
(2).	Amortization of intangible assets consists of the pro-rata expensing of intangible assets from acquisitions and trademarks.
(3).	Transaction costs relate to certain merger and acquisition activities that did not or have not come to fruition.
(4).	The adjustments to interest and other income, net consist of realized gains and losses on investments, gains and losses on disposals of assets and foreign exchange gains and losses.

ASK JEEVES, INC.
PRO FORMA INCOME TO PRO FORMA EBITDA AND GAAP INCOME
(In thousands, except share and per share data)

	Three Months Ended
	(unaudited)
	March 31, 2005		March 31, 2004
	Amount	Per Share	Amount	Per Share
Pro forma income	$25,842	$0.37	$13,519	$0.23

Depreciation	3,210	0.05	1,731	0.03

Interest and other income, net	(349)	(0.01)	(439)	(0.01)

Income tax provision	529	0.01	1,100	0.02

Pro forma EBITDA	29,232	0.42	15,911	0.27

Adjustments:
Depreciation	(3,210)	(0.05)	(1,731)	(0.03)
Interest and other income, net	349	0.01	439	0.01
Income tax provision	(529)	(0.01)	(1,100)	(0.02)
Cost of revenues (1)	(88)	—	—	—
Amortization of intangible assets (2)	(3,734)	(0.05)	(275)	—

	(3,822)	(0.05)	(275)	—
Product development (1)	(52)	—	—	—
Sales and marketing (1)	(150)	—	—	—
General and administrative (1)	(41)	—	—	—
Amortization of intangible assets (2)	—	—	(7)	—
Transaction costs (3)	(654)	(0.01)	—	—

	(695)	(0.01)	(7)	—

Amortization of intangible assets (2)	(3,329)	(0.05)	—	—
Interest and other income, net (4)	347	—	142	—

Net income	$18,141		$13,379

Weighted average shares outstanding used in computing diluted income per share	69,119,378	$0.26	59,370,727	$0.23

Note:	Pro forma EBITDA is defined as pro forma income excluding depreciation, interest and other income and income tax provision. Footnotes appear on the Pro Forma Condensed Consolidated Statements of Operations.

ASK JEEVES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended
	March 31,
	(unaudited)
	2005	2004

Revenues	$94,861	$39,229

Cost of revenues	29,709	6,070

Gross profit	65,152	33,159

Operating expenses:
Product development	8,625	4,753
Sales and marketing	26,256	9,164
General and administrative	8,968	5,344
Amortization of intangible assets	3,329	—

Total operating expenses	47,178	19,261

Operating income	17,974	13,898

Interest income, net	347	442
Interest expense	(47)	(3)
Other income, net	396	142

Income before income tax provision	18,670	14,479

Income tax provision	529	1,100

Net income	$18,141	$13,379

Earnings per Share- Basic:
Net income per share	$0.31	$0.29

Weighted average shares outstanding used in computing basic net income per share	58,784,772	46,885,863

Earnings per Share- Diluted:
Net income per share	$0.26	$0.23

Weighted average shares outstanding used in computing diluted net income per share	69,119,378	59,370,727

Revenues from related parties	$—	$1,131

ASK JEEVES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2005	2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$64,777	$80,452
Marketable securities	45,102	29,250

Total cash, cash equivalents and marketable securities	109,879	109,702
Accounts receivable, net	54,444	44,911
Prepaid expenses and other current assets	12,088	8,535

Total current assets	176,411	163,148
Property and equipment, net	33,751	22,761
Goodwill	264,898	264,898
Intangible assets, net	90,824	87,887
Deferred tax asset, net	295	295
Other long-term assets, net	5,309	5,420

Total assets	$571,488	$544,409

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$47,729	$38,566
Accrued compensation and related expenses	7,173	8,245
Accrued restructuring costs	195	383
Deferred revenue	1,782	2,583
Current portion of capital lease obligation	661	710

Total current liabilities	57,540	50,487
Convertible subordinated notes	115,000	115,000
Capital lease obligations, less current portion	326	460
Other liabilities	326	326

Total liabilities	173,192	166,273

Commitments and contingencies

Stockholders’ equity	398,296	378,136

Total liabilities and stockholders’ equity	$571,488	$544,409